Exhibit 12(b)

K&L GATES LLP STATE STREET FINANCIAL CENTER ONE LINCOLN STREET BOSTON, MA 02111 T +1 617 261 3100 F +1 617 261 3175 klgates.com

October 6, 2014

Minnesota Municipal Income Portfolio Inc.

First American Minnesota Municipal Income Fund II, Inc.

800 Nicollet Mall

Minneapolis, Minnesota 55402

Nuveen Minnesota Municipal Income Fund

333 West Wacker Drive

Suite 3300

Chicago, Illinois 60606

Re:	Variable Rate MuniFund Term Preferred Shares Issued in the Mergers of Minnesota Municipal Income Portfolio Inc. and First American Minnesota Municipal Income Fund II, Inc. with and into a wholly-owned subsidiary of Nuveen Minnesota Municipal Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding the treatment under the Internal Revenue Code of 1986, as amended (the “Code”), of certain Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”) described below. The VMTP Shares will be issued in the mergers (“Mergers” and each, a “Merger”) of Minnesota Municipal Income Portfolio Inc., a Minnesota corporation (“Minnesota Municipal Income” or a “Target Fund”), with and into NMMIF Merger Sub, LLC, a Massachusetts limited liability company (“Merger Sub”) and a wholly-owned subsidiary of Nuveen Minnesota Municipal Income Fund, a Massachusetts business trust (the “Acquiring Fund”), and of First American Minnesota Municipal Income Fund II, Inc., a Minnesota corporation (“Minnesota Municipal Income II” or a “Target Fund” and, together with Minnesota Municipal Income, the “Target Funds”), with and into Merger Sub. The Target Funds and the Acquiring Fund are each referred to herein as a “Fund.”

Each Merger contemplates the merger of the Target Fund with and into Merger Sub, pursuant to which (i) shares of common stock of the Target Fund will be converted into newly issued common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and (ii) VMTP Shares, Series 2017 of the Target Fund will be converted into newly issued VMTP Shares, Series 2017 of the Acquiring Fund, par value of $0.01 per share and liquidation preference of $100,000 per share (“Acquiring Fund VMTP

Minnesota Municipal Income Portfolio Inc.

First American Minnesota Municipal Income Fund II, Inc.

Nuveen Minnesota Municipal Income Fund

October 6, 2014

Shares” and together with Acquiring Fund Common Shares, the “Acquiring Fund Shares”). Thereafter, Merger Sub will completely liquidate and distribute its assets to the Acquiring Fund and the Acquiring Fund will assume the liabilities of Merger Sub. The foregoing will be accomplished pursuant to an Agreement and Plan of Merger, dated as of June 26, 2014 (the “Plan”), entered into by the Acquiring Fund, Target Funds, the Merger Sub and, for purposes of Section 9.1 of the Plan only, U.S. Bancorp Asset Management, Inc. and Nuveen Fund Advisors, LLC.

In rendering our opinion, we have examined the Plan and the registration statement containing the Joint Proxy Statement/Prospectus relating to the Mergers on Form N-14 (File No. 333-196061) filed by the Acquiring Fund with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. The opinion herein is subject to and conditioned upon the representations made by the Funds concerning factual matters (but not conclusions of law) in letters dated October 6, 2014. The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinion expressed herein and our opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times. Our opinion is based, in part, on the assumption that the Mergers described herein will occur in accordance with the terms of the Plan without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approve and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan and in the Registration Statement, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Mergers (the “Effective Time”).

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusion.

Minnesota Municipal Income Portfolio Inc.

First American Minnesota Municipal Income Fund II, Inc.

Nuveen Minnesota Municipal Income Fund

October 6, 2014

Minnesota Municipal Income has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Minnesota Municipal Income’s common shares are listed and traded on the NYSE MKT. Minnesota Municipal Income currently has outstanding VMTP Shares, with a par value of $0.01 per share and a liquidation preference of $100,000 per share. All the outstanding common shares and VMTP Shares of Minnesota Municipal Income are treated as equity for federal income tax purposes. Minnesota Municipal Income is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Mergers occur, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Mergers occur.

Minnesota Municipal Income II has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. Minnesota Municipal Income II’s common shares are listed and traded on the NYSE MKT. Minnesota Municipal Income II currently has outstanding VMTP Shares, with a par value of $0.01 per share and a liquidation preference of $100,000 per share. All the outstanding common shares and VMTP Shares of Minnesota Municipal Income II are treated as equity for federal income tax purposes. Minnesota Municipal Income II is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Mergers occur, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Mergers occur.

The Acquiring Fund will be registered and operated as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares will be listed and traded on the New York Stock Exchange (the “NYSE”). As part of the Mergers, the Acquiring Fund will issue a new series of Acquiring Fund VMTP Shares. The Acquiring Fund Common Shares to be issued in the Mergers will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, intends to elect to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Mergers occur, and intends to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Mergers occur.

Minnesota Municipal Income Portfolio Inc.

First American Minnesota Municipal Income Fund II, Inc.

Nuveen Minnesota Municipal Income Fund

October 6, 2014

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, each Target Fund will merge with and into Merger Sub, pursuant to which:

(i)        Each Target Fund common share shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into a number of Acquiring Fund Common Shares equal to one multiplied by the quotient of the net asset value per Target Fund common share divided by the net asset value of an Acquiring Fund Common Share. The aggregate net asset value of Acquiring Fund Common Shares received by the holders of Target Fund common shares in each merger (including any fractional share interests to which such shareholders would be entitled) will equal, as of the Valuation Time (as defined in the Plan), the aggregate net asset value of the Target Fund common shares held by shareholders of such Target Fund as of such time. No fractional Acquiring Fund Common Shares will be distributed to Target Fund shareholders and, in lieu of such fractional shares, shareholders of such Target Fund common shares will receive cash.

(ii)        Each VMTP Share of a Target Fund issued and outstanding immediately prior to the Effective Time (less any VMTP Shares with respect to which dissenters’ rights have been properly exercised under Minnesota law) shall, by virtue of the applicable merger and without any action on the part of the holder thereof be converted into the same number of Acquiring Fund VMTP Shares having (a) terms substantially the same as those of such Target Fund VMTP Shares as of the Closing Date (as defined in the Plan), (b) equal priority with other outstanding preferred shares of the Acquiring Fund as to the payment of dividends and as to the distribution of assets upon liquidation of the Acquiring Fund, and (c) along with any other outstanding preferred shares of the Acquiring Fund, preference with respect to the payment of dividends and as to the distribution of assets upon liquidation of the affairs of the Acquiring Fund over the Acquiring Fund Common Shares. The “Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares” of the Acquiring Fund accurately describes the features of the Acquiring Fund VMTP Shares.

Opinion

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations expressed herein, we are of the opinion that (i) the Acquiring Fund VMTP Shares will be treated as equity in the Acquiring Fund for federal income tax purposes and (ii) the distributions made with respect to such Acquiring Fund VMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Acquiring Fund and permitted by section 852(b)(5)(A) of the Code.

Minnesota Municipal Income Portfolio Inc.

First American Minnesota Municipal Income Fund II, Inc.

Nuveen Minnesota Municipal Income Fund

October 6, 2014

This opinion is furnished to the Funds solely for their benefit in connection with the Mergers and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with any shareholder of the Funds. We understand that Vedder Price P.C. may rely on the conclusion of this opinion as a factual assumption for purposes of issuing certain other opinions in connection with the Mergers. This letter is not to be relied upon for the benefit of any other person.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, and qualifications:

1.	Our opinion is based upon our interpretation of the current provisions of the Code and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. We have considered the positions of the Internal Revenue Service in published and private rulings. We note that there is no authority directly on point dealing with securities like the Acquiring Fund VMTP Shares. Our opinion only represents our best judgment and is not binding on the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.	Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter, whether federal, state, local or foreign, not specifically set forth in the foregoing opinion.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the discussion of this opinion, to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP